Exhibit 1.01
AVANTOR, INC.
Conflict Minerals Report
For the reporting period from January 1, 2021 to December 31, 2021
This Conflict Minerals Report (the “Report”) of Avantor, Inc. (the “Company,” “we,” “us,” “our” and “Avantor”) for the reporting period January 1, 2021 to December 31, 2021 has been prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Rule 13p-1 imposes certain reporting obligations on registrants who manufacture or contract to manufacture products that contain conflict minerals (namely tin, tungsten, tantalum, and gold, collectively known as “Conflict Minerals” or “3TG”) which are necessary to the functionality or production of their products.
If a registrant can establish that the Conflict Minerals in its products originated from sources other than the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”), or from recycled and scrap sources, the registrant must submit a specialized disclosure report on Form SD that describes the steps that the registrant took to determine the origin of the Conflict Minerals in its products.
Cautionary Statement About Forward-Looking Statements
Certain statements included in this Report are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future outcomes; actual outcomes may differ materially from the outcomes contemplated by our forward-looking statements, and you should not place undue reliance on any such forward-looking statements. Information regarding the factors that may cause actual outcomes to differ materially from these forward-looking statements is available in our SEC filings, including our 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2022. These forward-looking statements speak only as of the date of this report and except as required by applicable law the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.
1.Products Overview
Avantor provides mission-critical products and services to the biopharma, healthcare, education & government and advanced technologies & applied materials industries. Our portfolio contains over six million products and is a mix of products we make as well as finished goods from suppliers across the globe. This Report relates to products (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2021.
Avantor is dedicated to tracing the origin of these metals to ensure its sourcing practices do not support conflict or human rights abuses in the Covered Countries. In order to manage the scope of this task, the Company relies on its suppliers to provide information on the origin of the 3TG contained in the components and products supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. In 2021, Avantor released its Responsible Supplier Code of Conduct (“Code of Conduct”) articulating the conflict minerals supply chain due diligence process and the Company’s commitment to reporting obligations regarding conflict minerals. The Code of Conduct can be found on the Company’s website at www.avantorsciences.com under Sustainability: Governance & Integrity: Responsible Supplier Program.
2.    Reasonable Country of Origin Inquiry
In 2021, to conduct the reasonable country of origin inquiry (“RCOI”), Avantor engaged Assent Compliance (“Assent”), a third-party service provider, to assist. On Avantor’s behalf, Assent reached out to the Company’s in-scope direct suppliers to collect information regarding the presence and sourcing of 3TG used in the components, raw materials and products supplied to the Company. Suppliers were requested to use the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”) version 6.0 or higher to identify 3TG smelters or refiners and associated countries of origin. The CMRT includes questions regarding the supplier’s conflict-free sourcing policy, the engagement process with its direct suppliers, and identification of smelters used by the supplier.
Surveys were sent to 770 in-scope suppliers who were identified as supplying Avantor with components and products which could potentially contain 3TG minerals. Non-responsive suppliers were contacted eight times by Assent. Despite the repeated follow-up efforts noted above, the Company only received responses from approximately 221 suppliers. A tracking system was implemented to monitor supplier responses and due diligence progress. Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials.

Due to the breadth and complexity of the Company’s products and supply chain, and to the fact that suppliers complete the CMRT on a companywide level rather than an individual product level, it will take time for many of the Company’s suppliers to verify the origin of the conflict minerals they use in the components, raw materials and products they supply to Avantor, and they may not succeed in determining the origin of all or any such minerals. Despite having conducted a good faith RCOI and due diligence process, many suppliers still failed to respond to the survey and the Company does not currently have sufficient information from its suppliers or other sources to determine the country of origin of the Conflict Minerals used in certain of its products or to identify the facilities used to process those Conflict Minerals. Therefore, Avantor cannot exclude the possibility that some of these Conflict Minerals may have originated in the Covered Countries and are not from recycled or scrap sources. Using the due diligence processes described below, Avantor hopes to further develop transparency into its supply chain.
3.    Due Diligence
Design of Due Diligence Framework
The Company conducted due diligence on the source and chain of custody of the Conflict Minerals identified in its RCOI based on the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”).
Diligence Measures Performed
Avantor has undertaken the following due diligence measures with respect to conflict minerals:
•Hired a Global Sourcing Sustainability Director to develop and manage Avantor’s responsible sourcing strategy, including management of 3TG supply chain practices and risks;

•Developed new governance processes for our internal Conflict Minerals team to ensure 3TG supply chain due diligence;
•Engaged a third-party to survey and track our raw material suppliers at our manufacturing sites;
•Reviewed our system of internal controls over the mineral supply chain;
•Implemented internal measures to strengthen Company engagement with regard to 3TG with suppliers;
•Designed and implemented a strategy to respond to 3TG supply chain risks;
•Reported risk management findings to senior management of the Company; and
•Undertook additional review and risk assessments for identified risks requiring mitigation, or after a change of circumstances.
Annual Report on Supply Chain Due Diligence
In accordance with Section 5 of the OECD Guidance, this Conflict Minerals Report has been filed with the U.S. Securities and Exchange Commission. The Conflict Minerals Report is also available at www.avantorsciences.com (under the heading “Investors”, “Financials” and “SEC Filings”).
Future Due Diligence Measures
Avantor is committed to continuously improve upon its supply chain due diligence efforts and expects to implement the following measures:
•Continue to assess the presence of 3TG in its supply chain;
•Continue to seek to include in new supplier contracts a commitment by the supplier to take steps necessary to enable Avantor to comply with Rule 13p-1;
•Continue to communicate expectations with regard to supplier performance, transparency and sourcing;
•Increase the response rate for its RCOI process;
•Continue to compare its RCOI results to information collected via independent conflict free smelter validation programs, such as the RMI Conformant Smelter & Refiner Lists; and
•Integrate, consolidate and align conflict mineral surveying, tracking and reporting amongst all manufacturing sites.